Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Independent Bank Corporation on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 13, 2013 on the consolidated financial statements of Independent Bank Corporation appearing in the December 31, 2012 Form 10-K of Independent Bank Corporation and to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (File No. 333-190513) filed by the Company with the Commission, as amended, and incorporated by reference in this Registration Statement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Grand Rapids, Michigan
August 22, 2013